Exhibit 99.1

For Immediate Release
                            December 21, 2020

Heritage Financial Corporation Appoints Fred Rivera to its Board of Directors
Olympia, WA, December 21, 2020/PRNewswire/ – Heritage Financial Corporation (“Heritage”) (NASDAQ: HFWA), is pleased to announce the appointment of Fred Rivera to its Board of Directors. Mr. Rivera was also appointed to the Board of Director of Heritage’s wholly-owned subsidiary, Heritage Bank. The appointments were effective December 17, 2020.

“We are pleased to welcome Fred to our boards of directors,” said Brian L. Vance, Board Chairman. “Fred brings a great deal of business acumen to our board including his legal background, his financial services experience, as well as financial industry regulatory and compliance experience along with his community leadership in the Puget Sound region.”

Rivera currently serves as Executive Vice President and General Counsel for the Seattle Mariners. He was formerly managing partner of the Seattle office of the law firm Perkins Coie LLP. During his career, he also held positions with Fannie Mae and the U.S. Department of Justice Civil Rights Division.

Rivera is an active community leader and currently serves on numerous boards including the NW Sports, LLC (ROOT Sports Network), OAC Services, Inc., the King County Bar Foundation, the Downtown Seattle Association, the Association of Washington Businesses and the Washington State Leadership Board, and the United Way of King County board, where he is the Immediate Past Board Chair. He holds a Bachelor of Arts from California State University and graduated from the Gonzaga School of Law. Rivera also completed the Executive Leadership Program at the Northwestern Kellogg School of Management.

About Heritage
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 61 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact
Jeffrey J. Deuel, President and Chief Executive Officer, (360) 943-1500